                                               Filed pursuant to Rule 424(b)(3)
                                                          File Number 333-51548
PROSPECTUS SUPPLEMENT NO. 16

                                $4,657,500,000

                            Tyco International Ltd.
                    Liquid Yield Option(TM) Notes Due 2020
                             (Zero Coupon--Senior)
                                      and
                          Common Shares Issuable Upon
                    Conversion and/or Purchase of the LYONs

   This prospectus supplement supplements the prospectus dated December 18, 2000 of Tyco International Ltd., as supplemented December 21, 2000, January 5, 2001, January 12, 2001, January 25, 2001, February 9, 2001, February 26, 2001,
March 9, 2001, March 30, 2001, April 20, 2001, June 4, 2001, June 26, 2001,
July 13, 2001, August 10, 2001, September 4, 2001 and October 5, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $4,657,500,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

   The table in the "Selling Securityholders" section on page 34 of the prospectus is hereby further supplemented by the addition of the following information regarding selling securityholders, which information includes amounts that are in addition to, and that, in some cases, may be in substitution for, amounts listed for the same or other selling securityholders in the prospectus and in prior supplements.

   The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                       Aggregate
                    Principal Amount               Number of
                     at Maturity of  Percentage  Common Shares Percentage of
                     LYONs That May   of LYONs    That May be  Common Shares
  Name                  be Sold      Outstanding    Sold(1)    Outstanding(2)
  ----              ---------------- ----------- ------------- --------------
  Quattro Fund Ltd.    $3,000,000         *         30,904           *

--------
*  Less than one percent (1%).
(1)Assumes conversion of all of the holder's LYONs at a conversion rate of
   10.3014 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights--Conversion Rate and Delivery of Common Shares." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(2)Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,937,008,609 Tyco common shares outstanding as of September 7, 2001. The number of Tyco common shares outstanding as of September 7, 2001 includes 4,269,696 shares issuable upon exchange of exchangeable shares of CIT Exchangeco Inc., a wholly-owned subsidiary of Tyco. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

   Investing in the LYONs involves risks that are described in the "Risk Factors Relating to the LYONs" section beginning on page 12 of the prospectus.

   Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is November 6, 2001.

(TM)Trademark of Merrill Lynch & Co., Inc.